Exhibit 10.7

EXECUTIVE COMPENSATION AND
RETENTION AGREEMENT

THIS AGREEMENT ("Agreement"), by and between COIL TUBING TECHNOLOGY HOLDINGS, INC., a Nevada corporation, (referred to herein as the "Company"), and JERRY SWINFORD (referred to herein as "Swinford") is entered into this 1st day of July 2007 (the “Effective Date"). In consideration of the mutual covenants set forth herein, the Company and Swinford hereby agree as follows:

1. APPOINTMENT. The Company hereby agrees to appoint and retain Swinford as its President and Chief Executive Officer, and Swinford agrees to serve the Company, in the capacities described herein during the Period of Appointment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.

2. PERIOD OF APPOINTMENT. The term “Period of Appointment” shall mean the period which commences on the Effective Date and, unless earlier terminated pursuant to Section 6, ends on December 31, 2008; provided, however, that the Period of Appointment may be extended for up to two additional years by Swinford. Each annual extension shall occur automatically unless Swinford provides the Company in writing that he will not be exercising the annual extension by December 1 of each year prior to the to-be-extended year. For example, the Period of Appointment will automatically extend to December 31, 2009 unless Swinford provides notice that he will not be exercising the extension for 2009 on or before December 1, 2008.

3. DUTIES DURING THE PERIOD OF APPOINTMENT.

a.
DUTIES. During the Period of Appointment, Swinford shall be employed by the Company and serve as its “President and Chief Executive Officer.” In such capacities, Swinford will perform such services as are customary for a president and chief executive officer. Nothing herein is intended to restrict the duties of Swinford or limit him from serving in such other executive officer positions as the Board of Directors deems appropriate.

b.
SCOPE. During the Period of Appointment, and excluding any periods of vacation and sick leave to which the office of President is entitled, Swinford shall devote full time and attention to the affairs of the Company.

4. COMPENSATION AND OTHER PAYMENTS.

a.	ANNUAL SALARY. Annual salary shall be set at $120,000.00 per annum payable in regular installments but in no event less often than monthly.

b.
ANNUAL INCREASES. If the Period of Appointment is extended beyond December 31, 2008 as provided in section 2 above, Swinford's annual salary will be increased in an amount to be determined by the Board of the Company or a Committee of the Board of the Company, but in no event shall such increases be in an amount less than ten percent (10%).

c.	BONUSES. Swinford may participate in any and all bonus plans established by the Board or a Committee of the Board.

5. OTHER BENEFITS.

a.	INCENTIVE & RETENTION SHARES.

i.	RETENTION SHARES. The Company will issue to Swinford one million (1,000,000) shares of its common stock contemporaneously with Swinford entering into this Agreement.

ii.
INCENTIVE SHARES. At the end of the initial Period of Appointment and the end of each subsequent year or, at Swinford's option, within thirty (30) days thereafter, the Company will issue to Swinford the number of shares necessary to provide to Swinford five percent (5%) of the issued and outstanding common stock of the Company. As a result, on December 31, 2008 or, at Swinford's option, within 30 days thereafter, the Company will issue the number of shares necessary to provide Swinford five percent (5%) of the issued and outstanding common stock of the Company. Further, if Swinford elects to extend the Period of Appointment to December 31, 2009, on December 31, 2009 or, at Swinford's option, within 30 days thereafter, the Company will issue the number of shares necessary to provide Swinford an additional five percent (5%) of the issued and outstanding common stock of the Company. Similarly, if Swinford elects to extend the Period of Appointment to December 31, 2010, on December 31, 2010 or, at Swinford's option, within 30 days thereafter, the Company will issue the number of shares necessary to provide Swinford an additional five percent (5%) of the issued and outstanding common stock of the Company. Such shares will be subject to any and all restrictions appropriate or necessary to comply with state or federal registration requirements.

b.
REGULAR REIMBURSED BUSINESS EXPENSES. The Company shall promptly reimburse Swinford for all expenses and disbursements reasonably incurred by Swinford in the performance of his duties hereunder during the Period of Appointment.

c.
BENEFIT PLANS. Swinford and his eligible family members shall be entitled to participate immediately (except for any Company plan which includes or requires a waiting period, in which event Swinford shall be entitled to participate as soon as he is eligible under the terms of such plan), on terms no less favorable to Swinford than the terms offered to other employees, in any group and/or executive life, hospitalization or disability insurance plan, health program, vacation policy, pension, profit sharing, ESOP, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits that may be offered by the Company as approved by the Board of Directors from time to time.

d.	HEALTH INSURANCE. The Company shall provide Swinford and his wife, whether or not he remains employed by the Company, health insurance until at least December 31, 2010.

e.	PERQUISITES. The Company shall provide Swinford at least such perquisites as are commonly provided to other executives of the Company and are commiserate with his Appointment.

6. TERMINATION.

a.
GENERAL. Swinford's employment hereunder shall commence on the Effective Date and continue until the end of the term specified in section 2 above, except that the employment of Swinford hereunder shall terminate prior to such time in accordance with the following:

i.
DEATH OR DISABILITY. Upon Swinford’s death during the term of his employment hereunder or, at the option of the Company, in the event of Swinford’s disability, upon thirty (30) days notice to Swinford.

ii.	FOR CAUSE. For “Cause” immediately upon written notice by the Company to Swinford. A termination for Cause shall mean:

(1)	the commission of an intentional act of dishonesty, fraud, misrepresentation, misappropriation, or embezzlement by Swinford which has a material detrimental impact on the Company;

(2)	Swinford’s unauthorized use or disclosure of any Confidential Information or trade secrets of the Company which has a material detrimental impact on the Company;

(3)
a significant violation by Swinford of a law or regulation applicable to the Company’s business, which has a material detrimental impact on the Company and which the Board of the Company reasonably determines does or is reasonably likely to cause material injury to the Company;

(4)	Swinford’s indictment of, or conviction of, or plea of nolo contendere or guilty to a felony or any other crime which involves moral turpitude;

(5)
Swinford’s continued failure, in the reasonable discretion of the Board, to perform the principal duties, functions and responsibilities of his position (other than any such failure resulting from Swinford’s disability) or to follow the directives of the Board after written notice from the Company identifying the deficiencies in performance and a reasonable cure period of not less than thirty (30) days of any breach capable of cure; gross negligence or willful misconduct in the performance of Swinford’s duties; or

(6)	a material and willful breach of Swinford’s fiduciary duties to the Company.

iii.
WITHOUT CAUSE. Without Cause upon thirty (30) days written notice by the Board of Directors to Swinford or upon Swinford to the Board of Directors. If Swinford terminates the Agreement for any reason, he shall have no liability to the Company or its subsidiaries or affiliates as a result thereof.

iv.
CONSTRUCTIVE TERMINATION. Upon Swinford’s Constructive Termination. Constructive Termination of Swinford’s employment with the Company will be deemed to have occurred if Swinford terminates his employment with the Company within six (6) months following the date on which:

(1)	the Company demotes Swinford to a lesser position, either in title or responsibility;

(2)
the Company decreases Swinford’s pay below the highest level in effect at any time Swinford’s employment with the Company or reduces Swinford’s benefits below the levels in effect during Swinford’s employment with the Company (other than as a result of any amendment or termination of any group or other executive benefit plan, which amendment or termination is applicable to all executives of the Company or any inadvertent reduction in benefits that Company cures within thirty (30) days after receiving written notice of such reduction);

(3)	the Company requires Swinford to relocate to a principal place of business more than fifty (50) miles from the principal place of business occupied by Company as of the date hereof;

(4)	the Company is subject to a Change in Control, unless Swinford accepts an appointment or employment with a successor to the Company; or

(5)	the Company breaches any material term of this Agreement which is not cured by the Company within ten (10) days after receiving written notice of such breach.

b.
 OBLIGATIONS OF THE COMPANY UPON TERMINATION. The following provisions describe the obligations of the Company to Swinford under this Agreement upon termination of his Appointment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which Swinford may have under applicable law, under any other agreement with the Company, or under any compensation or benefit plan, program, policy or practice of the Company.

i.
TERMINATION BY THE COMPANY FOR CAUSE OR RESIGNATION WITHOUT CAUSE. In the event this Agreement terminates by reason of the Company’s termination of Swinford’s Appointment as President and Chief Executive Officer of the Company for Cause or because of Swinford’s resignation Without Cause, the Company shall:

(1)	Pay to Swinford within ten (10) days any amount of Compensation (as enumerated in section 4 above) earned but not yet paid;

(2)	Provide Swinford’s health insurance as obligated in section 5(d) above, until December 31, 2010; and

(3)	If such termination occurs during the initial term of the Period of Appointment, issue to Swinford the Incentive Shares provided for in section 5 above.

ii.
TERMINATION BY THE COMPANY WITHOUT CAUSE, OR CONSTRUCTIVE TERMINATION. In the event this Agreement terminates by reason of the Company’s termination of Swinford’s Appointment as President and Chief Executive Officer of the Company Without Cause or Swinford is Constructively Terminated, the Company shall:

(1)
Pay to Swinford in a lump sum within ten (10) days the remaining amount of Compensation provided for in section 4 above through December 31, 2010 including any minimum annual increases and bonuses and an additional one hundred thousand dollars ($100,000);

(2)	Provide Swinford’s health insurance as obligated in section 5(d) above, until December 31, 2010; and

(3)
Issue to Swinford the Incentive Shares provided for in section 5 above for any periods (2008, 2009 or 2010) on December 31 (or at Swinford’s election, within thirty (30) days thereafter) the appropriate number of shares for such period.

iii.
TERMINATION BY DEATH OR DISABILITY OR SWINFORD’S TERMINATION FOR CAUSE. In the event this Agreement terminates by reason of Swinford’s Death or Disability or because of Swinford’s resignation For Cause, the Company shall:

(1)	Pay to Swinford within ten (10) days any amount of Compensation (as enumerated in section 4 above) earned but not yet paid;

(2)	Provide Swinford’s health insurance as obligated in section 5(d) above, until December 31, 2010; and

(3)
Issue to Swinford the Incentive Shares provided for in section 5 above for any periods (2008, 2009 or 2010) on December 31 (or at Swinford’s election, within thirty (30) days thereafter) the appropriate number of shares for such period.

c.
MITIGATION. In no event shall Swinford be obligated to seek another appointment or employment or take any other action by way of mitigation of the amounts payable to the Swinford under any of the provisions of this Agreement. Any severance benefits payable to Swinford shall not be subject to reduction for any compensation received from another appointment or employment.

7. INDEMNIFICATION. To the extent practical, the Company shall maintain, for the benefit of Swinford and other executives directors and/or officers liability insurance. In addition, Swinford shall be indemnified by the Company against liability as an officer and President and Chief Executive Officer of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. Swinford’s rights under this Section shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated.

8. INVENTIONS; ROYALTY FREE LICENSE.

a.
INVENTIONS DEFINED. “Inventions” includes all rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of the Company, whether or not patentable, copyrightable or reduced to writing, that Swinford may discover, invent or originate during the term of his employment hereunder, either alone or with others and whether or not during working hours or by use of the facilities of the Company.

b.	SWINFORD TO RETAIN RIGHTS. Swinford is to retain or maintain any and all rights to Inventions.

c.	COMPANY TO LICENSE. Swinford will grant to the Company a license on substantially the terms of the licensing agreement attached hereto as Exhibit A.

d.
WAIVER OF ROYALTIES. Throughout his Appointment under this Agreement, Swinford will waive any and all royalties due to him by the Company under a Waiver of Royalties Agreement on substantially the terms of the agreement attached hereto as Exhibit B.

9. CONFIDENTIAL INFORMATION.

a.
ACKNOWLEDGMENT OF PROPRIETARY INTEREST. Swinford agrees that all Confidential Information learned by him during his employment with the Company, whether developed by Swinford or in conjunction with others or otherwise, is and shall remain the exclusive property of the Company.

b.
CONFIDENTIAL INFORMATION DEFINED. “Confidential Information” means all confidential and proprietary information of the Company, to the extent such property is the property of the Company and not the property of Swinford or another, and that is not otherwise publicly available. “Confidential Information” does not include the “Inventions” referenced in section 8. Without limited the foregoing, Confidential Information includes the following:

i.	Information derived from reports, investigations, experiments, research and work in progress,

ii.	Methods of operation,

iii.	Marketing data,

iv.	Proprietary computer programs and codes,

v.	Drawings designs, plans and proposals,

vi.	Marketing and sales programs,

vii.	Client lists,

viii.	Historical financial information and financial projections,

ix.	Pricing formulae and policies,

x.	All other concepts, ideas, materials and information prepared or performed for or by the Company, and

xi.	All information related to the business, products, purchases or sales of the Company and any of its suppliers and customers.

c.
COVENANT NOT TO DIVULGE CONFIDENTIAL INFORMATION. The Company is entitled to prevent the disclosure of Confidential Information. The Company agrees to and will provide Confidential Information to Swinford at the inception of his employment and Swinford acknowledges and agrees that, during the course of his employment he will be exposed to, have access to, and gain knowledge of Confidential Information. As a portion of the consideration for the employment of Swinford and for the compensation being paid to him hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed or made available to any person, firm or corporation, other than to his professional advisors (who have the obligation to maintain the confidentiality of such information) and to persons engaged by the Company to further the business of the Company, and not to use except in the pursuit of the business of the Company, the Confidential Information, without the prior written consent of the Company.

d.
RETURN OF MATERIALS. In the event of any termination or cessation of his employment with the Company for any reason, or request by the Company at anytime, Swinford shall promptly deliver to the Company all documents, data and other information derived from or otherwise pertaining to Confidential Information. Swinford shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

10. GENERAL

a.
NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given upon delivery if delivered personally or via written telecommunication, or five days after mailing if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith:

If to the Company, addressed to:	If to the Jerry Swinford addressed to:
Coil Tubing Technology Holdings, Inc. 19511 Wied Road, Suite E Spring, TX 77388	Jerry Swinford 19511 Wied Road, Suite E Spring, TX 77388

Notice and communications shall be effective when actually received by the addressee.

b.
WITHHOLDING. All payments required to be made to Swinford by the Company under this Agreement shall be subject to withholding, at the time payments are actually made to Swinford and received by him, of such amounts, if any, relating to federal, state and local taxes as may required by law.

c.
TAXES. In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, Swinford under this Agreement and under all other plans, programs and arrangements of the Company (the "Aggregate Payment") are determined to constitute a "parachute payment" or some other category of payment which results in special tax treatment, Swinford and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for the payment, and all expenses incurred by Swinford in connection therewith shall be paid by the Company promptly upon notice of demand from Swinford.

d.
REIMBURSEMENT OF LEGAL EXPENSES. In the event that Swinford is successful, whether in mediation, arbitration or litigation, in pursuing any claim or dispute involving Swinford’s Appointment with the Company, including any claim or dispute relating to (a) this Agreement, (b) termination of Swinford’s Appointment with the Company or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse Swinford for all costs and expenses (including, without limitation, attorneys' fees) relating solely, or allocable, to such successful claim.

e.	LAW GOVERNING. This Agreement shall be governed under the laws of the State of Texas.

f.
SEVERABILITY. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

g.
WAIVERS. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

h.	COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

i.	CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of provisions hereof.

j.
REFERENCE TO AGREEMENT. Use of the words “herein, “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

k.	SUCCESSORS. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, their heirs, administrators, successors, and assigns.

l.
ASSIGNABILITY. This Agreement and the rights and obligations thereunder may not be assigned by any act of either party or by operation of law without the prior written consent of each party. However, the Company may fulfill its obligation to compensate Swinford through one or more of its wholly owned subsidiaires.

m.
GENDER AND NUMBER. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

COIL TUBING TECHNOLOGY HOLDINGS, INC.	JERRY SWINFORD
By: /s/ Jerry Swinford Jerry Swinford, President and Chief Executive Officer	By: /s/ Jerry Swinford Jerry Swinford

Exhibit A

LICENSING AGREEMENT

This Agreement is made and entered into this 1st day of July, 2007, by and between Jerry L. Swinford ("GRANTOR"), a natural person residing in Houston, Harris County Texas, and Coil Tubing Technology Holdings, Inc. (“GRANTEE”), a Nevada corporation with a mailing address of 19511 Wied Road, Suite E, Spring, Texas 77388.

Whereas, GRANTOR has invented, designed, and built a device and method for inducing relative rotation in a remote location of an upper portion and a lower portion in response to relative axial movement (the Subterranean Rotation-Inducing Device and Method). GRANTOR has invented and designed various devices and methods which utilize similar techniques and are intended to serve similar or related functions. Furthermore, GRANTOR has invested and designed various other devices and methods, and anticipates inventing and designing various other devices and methods, which can be utilized by GRANTEE or its subsidiaries, but which may or may not utilize techniques similar to the Subterranean Rotation-Inducing Device and Method. Some, but not all, of such devices have been built (as prototypes) and have or will be tested. The Parties intend for all such devises and methods, including devises and methods developed, invented or designed while GRANTOR is employed by GRANTEE or its subsidiaries, to be provided for an governed by this Licensing Agreement. Thus, collectively, all such devices and methods described above are referred to herein as the “Invention.”

Whereas, GRANTOR filed a United States Patent Application, Serial Number 08/471,774, for the device and method known as "Subterranean Rotation-Inducing Device and Method" on June 6, 1995. The United State Patent and Trademark Office granted a Patent on such Application by issuance of Patent Number 5,584,342. GRANTOR has also filed provisional patent application 60/787,906 and and a non-provisional patent application filing 11/693,568 for certain jet powered down hold driven tools. GRANTOR anticipates that such additional devices and methods referred to above, will require prosecution of U.S. and/or international Patent Applications. Collectively, Patent Number 5,584,342 and provisional patent  application 60/787,906 and patent application 11/693,568 and any and all additional Patent Applications or Letters of Patent are referred to herein as the “Application.”

Whereas, GRANTEE is desirous of obtaining and GRANTOR is willing to grant an exclusive license to manufacture, use, sell, rent, and otherwise similarly exploit GRANTOR'S interest in the Invention, the Application, and any and all Letters Patent of the United States or other jurisdiction which may be granted therefor.

NOW, THEREFORE, in consideration of the payment by each party to the other of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the covenants and obligations hereinafter set forth to be well and truly performed, the Parties hereby agree as follows:

I. DEFINITIONS

1.01  "Sold," "sales," and "sell" shall include sales, rentals, leases, transfers, consignments, and the like as well as any other commercial exploitation of the subject Invention Property Products. One example of such other commercial exploitation is the use of the Invention Property Products without directly charging for the Invention Property Products, but charging for services or other equipment related to the same job or the same customer.

1.02  The "Invention Property" is the Invention, the Application, and any and all Letters Patent of the United States or other jurisdiction which may be granted therefor as well as all reissues, divisionals, continuations, extensions and renewals thereof.

1.03 "Invention Property Products" shall mean the devices, methods, improvements to known devices, or improvements to known methods that incorporate the Invention.

1.04 An "Affiliate" is (1) any entity in which GRANTEE or any of its stockholders, directors, or officers has a direct or indirect ownership interest (other than insubstantial interests in publicly held companies) or (2) any entity which directly or indirectly through one or more intermediaries, control, is controlled by, or is under common control with GRANTEE.

II. LICENSE GRANT

2.01  GRANTOR hereby grants to GRANTEE the sole and exclusive right and license to manufacture, use, sell, and otherwise similarly exploit the Invention Property until the expiration of the Invention Property or any reissue thereof unless sooner terminated in accordance with any provision hereof.

III. ROYALTIES

3.01 As compensation and as royalties for the transfer of rights in the Invention Property including the disclosure of information not currently available to the public, and the know-how and trade secrets associated with the Invention, GRANTEE agrees to pay GRANTOR as follows:
a.	A Royalty of ten percent (10%) of the gross receipts derived by GRANTEE from all sales of Invention Property Products.
b.
In no event shall the amount of the Royalty referred to in paragraph “a” be less than $100,000 per year for each devise or method invented, designed or built for which no Letter of Patent has been issued by the United States or other jurisdiction.

c.
In no event shall the amount of the Royalty referred to in paragraph “a” be less than $200,000 per year for each devise or method invented, designed or built for which a Letter of Patent has been issued by the United States or other jurisdiction.

d.	The minimum annual royalties described in paragraphs “b” and “c” above are measured at the end of each year, the year beginning on the anniversary of the Effective Date of this Agreement.
e.	Furthermore, the minimum annual royalties described in paragraphs “b” and “c” shall be prorated in any year in which Letters of Patent issue.

3.02 GRANTEE shall pay interest to GRANTOR upon any and all amounts of royalties that are at any time overdue and payable to GRANTOR at the maximum legal interest rate permitted under Texas law. This provision does not constitute a waiver or authorization for late payment or, in any way, negate GRANTOR's right to terminate the agreement for non-performance by GRANTEE.

3.03 Anything herein to the contrary notwithstanding, royalties with respect to all sales, transfers or consignments made by GRANTEE to an Affiliate (as herein defined) or to any purchaser which does not otherwise deal at arms-length with it, shall be computed on an amount equal to the price at which GRANTEE, at the time of such sales, transfers or consignments, would invoice the same or similar items to purchasers dealing at arms-length with GRANTEE.

3.04 Anything herein to the contrary notwithstanding, royalties with respect to all sales, transfers or consignments made by GRANTEE that amounts to other commercial exploitation of the Invention Property Products wherein the gross receipts or any portion thereof are not directly attributable to the Invention Property Products shall be computed on an amount equal to the price at which GRANTEE, at the time of such sales, transfers or consignments, would invoice the same or similar items.

3.05 GRANTEE shall have the right to conduct sales and services through a subsidiary or related entity provided that each of GRANTEE and such subsidiary or related entity shall be jointly and severally responsible for the payment of royalties and for other obligations under this Agreement, and the gross selling price subject to royalty shall be deemed the price at which Invention Property Products are sold or resold by GRANTEE or by its subsidiary or related company, whichever be the highest.

3.06 GRANTEE agrees to pay GRANTOR the full royalty set forth in paragraph 3.01 for as long as the license is in effect.

3.07 GRANTEE agrees to use good faith and fair dealing in all dealings with GRANTOR. This good faith requirement includes the covenant to use fair market value in all sales and in calculating all royalties.

3.08 On Invention Property Products sold by another (not including Affiliates of GRANTEE), royalties are calculated and reported on Invention Property Products with the same conditions as if sold by GRANTEE.

IV. TIME FOR ROYALTY PAYMENTS; ACCOUNTING RECORDS; EXAMINATION

4.01 GRANTEE agrees to keep complete and correct account of the number of Invention Property Products which have been sold, and the number of Invention Property Products which have been ordered and manufactured, and also showing invoice number, customer name and address, gross selling price for each Invention Property Products sold, the total Gross Sales, and the amount of royalty due.

4.02 Where GRANTEE contracts with another for the manufacture of Invention Property Products, GRANTEE agrees to require the manufacturer to keep complete and correct account of the number of Invention Property Products which have been ordered and manufactured, and also showing the date and destination of each shipment of Invention Property Products.

4.03 Within twenty (20) days after the end of each month, reports shall be made by the GRANTEE to the GRANTOR setting forth the number of Invention Property Products which have been sold, and the number of Invention Property Products which have been ordered and manufactured, and also showing the invoice number, customer name and address, gross selling price for each Invention Property Product sold, the total Gross Sales, and the amount of royalty due.

4.04 GRANTEE's remittance for the full amount of royalties due for such month, with interest from the end of the month to the date of payment, shall accompany such reports.

4.05 GRANTOR or its representative shall have the right, not more often than once each quarter, to examine GRANTEE's books of account at all reasonable times, during normal business hours, to the extent and insofar as is necessary to verify the accuracy of the above-mentioned reports. It is agreed that GRANTOR shall have the privilege of having a certified public accountant audit all statements of account, reports, etc. provided for in this Agreement to be made by GRANTEE to GRANTOR and that GRANTEE shall place at the disposal of said certified public accountant for the purposes of this paragraph any and all records essential to the verification of such reports. The expense of such audits and verifications shall be borne by GRANTOR, except that if any audit shows a deficiency of more than five percent (5%) in the royalties reported and paid, then GRANTEE shall bear the cost of the audit.

4.06 GRANTOR agrees to hold strictly confidential all information concerning royalty payments and reports and all information learned in the course of any audit hereunder, except when it is necessary for GRANTOR to reveal such information in order to enforce its rights under this Agreement.

4.07 In the event of termination of this Agreement for any reason whatsoever, GRANTEE agrees to permit GRANTOR, its auditors, accountants or agents to inspect all said records and books of GRANTEE and to investigate generally all transactions of business carried on by GRANTEE pursuant to this Agreement and the license hereby granted, for a period of six (6) months after such termination.

V. WARRANTIES BY GRANTOR

5.01 GRANTOR represents and warrants that it is the owner of the entire right, title and interest in the licensed Invention Property, and that it has the sole right to grant the licenses under the licensed Invention Property of the scope herein granted.

5.02 GRANTOR represents and warrants that it has the right to enter into this Agreement, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, whether written, oral or implied, inconsistent with this Agreement.

VI. ENFORCEMENT OF LICENSED PATENTS

6.01 The Parties hereto agree to keep a diligent watch for infringement of the Invention Property and notify the other Party of any such infringement. The Parties will use reasonable attempts to halt any such infringement. However, neither Party shall be required to pursue an infringement action that the Party believes is frivolous or without merit under the circumstances. Thus, the parties will, by agreement based upon the circumstances at the time, pursue legal action against alleged infringers of the Invention Property against whom both of the Parties have a good faith, reasonable belief they will prevail. Based upon these guidelines, should one of the Parties elect not to pursue the alleged infringer, the other Party may pursue the alleged infringer at their own expense and for their own benefit and shall have the right to retain the benefit of any and all judgments for themselves. If the Parties pursue an alleged infringer together, the Parties will share in any expense and recovery from such lawsuit as agreed in advance of commencing any legal action and based on the circumstances of the particular infringement. In the event that GRANTEE commences litigation on its own, without GRANTOR, GRANTEE has the right to join GRANTOR as a necessary party and to gain his cooperation in exchange for reasonable compensation of GRANTOR’S costs. GRANTOR shall be entitled to be represented at any such proceedings, commenced solely by GRANTEE, by GRANTOR’S own counsel, at GRANTOR’S own expense. Should all patent(s) on the Invention be invalidated during an infringement suit, the royalty rate shall be reduced as provided for herein. GRANTEE is obligated to continue to make reports, payments, and accountings through this period. A reduced rate, if appropriate, begins on the date any judgment invalidating the patent(s) becomes final.

6.02 GRANTOR shall not be obligated to defend or save harmless GRANTEE in any suit, damage claim, or demand based on actual or alleged infringement of any patent or any unfair trade practice resulting from the exercise or use of any right or license granted hereunder. In the event that the GRANTEE’S right to use the devices, methods, processes, and techniques shall be challenged by any person or company claiming patent infringement by use thereof, GRANTOR shall provide such information as GRANTOR may possess which GRANTOR deem necessary to show the date or dates of discovery of the devices, methods, processes, and techniques, provided that GRANTOR will be compensated for any expense incurred in connection therewith.

VII. ASSUMPTION OF THE RISK BY GRANTEE

7.01 GRANTEE agrees to assume full responsibility for product liability claims resulting from the sale or use of the Invention Property Products and hold GRANTOR harmless from any liability therefor, to indemnify GRANTOR, and to obtain sufficient liability insurance to cover any such claims.

VIII. PATENT MARKING

8.01 GRANTEE agrees to mark permanently and legibly all Invention Property Products sold by it under this Agreement with the notation "Patent Pending" or “International Patent Pending” during the prosecution of any Patent application.

8.02 Upon issuance of a patent and thereafter during the patent term, GRANTEE agrees to mark permanently and legibly all Invention Property Products sold by it under this Agreement with the notation "U.S. Patent No." or similar mark for patents issued by another jurisdiction, followed by the patent number.

IX. TERMINATION RIGHTS

9.01 The rights granted to GRANTEE shall remain with GRANTEE throughout the life of the Invention Property or during the period of GRANTEE’S exploitation of any devise or method of the Invention Property whichever is longer. At the end of the term, all rights immediately and automatically revert to GRANTOR, regardless of any outstanding sublicenses. The obligation on the part of GRANTEE to make the payments required shall continue regardless of the issuance, non-issuance, or invalidation of a patent for the Invention in accordance with the compensation terms of this Agreement.

9.02 In the event of any adjudication of bankruptcy, appointment of receiver by a court of competent jurisdiction, assignment for the benefit of creditors, or levy of execution directly involving GRANTEE, GRANTOR may, at his option, terminate this Agreement upon not less than twenty (20) days notice to GRANTEE, provided, however, that such termination shall not impair or prejudice any right or remedy that GRANTOR might otherwise have under this Agreement.

9.03 GRANTOR may terminate this Agreement on ninety (90) days written notice to GRANTEE if the quality of the Inventory Property Products is substandard as reasonably determined by GRANTOR.

9.04 If GRANTEE shall at any time commit any breach of any covenant, warranty or agreement herein contained, including the obligation to pay royalties, or shall misrepresent the product or misrepresent the applications of the product and shall fail to remedy any such breach or misrepresentation of the product or the applications of the product within thirty (30) days after written notice thereof by the GRANTOR, then GRANTOR may at his option, and in addition to any other remedies that he may be entitled to, cancel this Agreement by notice in writing to such effect or, alternatively, convert this license to a non-exclusive license. If an initiated program does not remedy the breach within three (3) months after the aforementioned written notice by the GRANTOR, then GRANTOR may at his option, and in addition to any other remedies that he may be entitled to, cancel this Agreement by notice in writing to such effect or, alternatively, convert this license to a non-exclusive license.

9.05 If GRANTEE is not doing its best to satisfy demands for the devices incorporating the Invention Property as determined by the good faith belief of GRANTOR, GRANTOR may elect to convert the license to a non-exclusive license with sixty (60) day written notice given to GRANTEE. If GRANTOR does subsequently grant any other licenses, GRANTEE may terminate this Agreement by ninety (90) day written notice to GRANTOR.

9.06 If GRANTEE does not meet or exceed the minimum royalties requirement, GRANTOR may elect to terminate this Agreement or, alternatively, convert the license to a non-exclusive license with sixty (60) day written notice given to GRANTEE, unless GRANTEE shall pay to GRANTOR by the end of that time the amount required to meet the minimum royalties. If GRANTOR does subsequently grant any other licenses, GRANTEE may terminate this Agreement by ninety (90) day written notice to GRANTOR.

9.07 In the event of termination of this Agreement for any reason, GRANTEE shall not thereby be discharged from any liability or obligation to GRANTOR that accrued on or prior to the date of the termination. All unpaid sums shall become due and payable immediately.

9.08 On the termination of this Agreement for any reason, GRANTEE shall deliver to GRANTOR all books, notes, drawings, writings, and other documents, samples and models relating to any improvements, trade secrets, or inventions that are the subject of this Agreement. On termination of this Agreement, if any patents on the Invention have not expired, then GRANTEE shall cease to exploit, use, manufacture, or sell the Invention in any way. All confidential material shall remain confidential.

X. PAYMENT OF COSTS ASSOCIATED WITH THE INVENTION PROPERTY

10.01 GRANTEE agrees to pay all costs, including attorney’s fees and governmental fees, associated with the prosecution, issuance, and maintenance of the Invention Property.

10.02 GRANTEE shall pay the costs to GRANTOR or to an agent designated by GRANTOR within twenty (20) days from written request by GRANTOR.

10.03 The request for payment of costs shall include sufficient information to allow GRANTEE to verify the cost. Information such as invoices and citations of statutory provisions along with an explanation of why the statute applies are examples of sufficient information but other information may suffice.

XI. FORCE MAJEURE

11.01 Neither of the parties hereto shall be liable in damages or have the right to cancel this Agreement for any delay or default in performing hereunder (other than the non-payment of royalties or other payments due under the Agreement) if such delay or default is caused by conditions beyond its control including, but not limited to acts of God, government restrictions, wars or insurrections, strikes, fires, floods, work stoppages, and/or lack of materials.

XII. SEVERABILITY

12.01 Should any part or provision of the Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

12.02 In any litigation involving this Agreement, any court having jurisdiction thereof is authorized to reform the agreement to conform as closely as possible to the original intent of the parties with respect to any subject matter found to be unenforceable or in conflict with any law.

XIII. LIMITATION ON EFFECT OF WAIVER

13.01 A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

XIV. NEGATION OF AGENCY

14.01 Nothing herein contained shall be deemed to create an agency, joint venture or partnership relation between the parties hereto. It is understood and agreed that GRANTEE is not, by this Agreement or anything herein contained, constituted or appointed the agent or representative of GRANTOR for any purpose whatsoever, nor shall anything herein contained be deemed or construed as granting to GRANTEE any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of or in the name of GRANTOR, or to bind GRANTOR in any way or manner whatsoever.

XV. ENTIRE AGREEMENT

15.01 This Agreement sets forth the entire agreement and understanding of the parties relating to subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by a definition, condition, warranty, or representation other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the party to be bound thereby.

XVI. NEGATION OF CERTAIN WARRANTIES

16.01 No warranty or representation is given or made by GRANTOR (a) that Licensed Devices are free from infringement of the patent rights of third parties; or (b) as to scope or validity of the Licensed Patent, other than the that described in Section V of this Agreement.

XVII. ASSIGNABILITY

17.01 GRANTEE agrees not to assign or transfer, by operation of law or otherwise, its interest in the Invention Property or its interest in this agreement to any person, firm, or corporation without the written consent of the GRANTOR so to do. GRANTOR may require submission of any relevant information from GRANTEE in making such evaluation.

17.02 GRANTOR may assign or transfer, by operation of law or otherwise, its interest his the Invention Property or its interest in this agreement to any person, firm, or corporation without the associated obligations contained in this Agreement.

XVIII. SUBLICENSING

18.01 Should GRANTEE desire to sublicense all or any portion of the Invention Property, GRANTEE shall submit to GRANTOR the name of the proposed sublicensee financial, historical, and other information concerning the proposed sublicense sufficient to allow GRANTOR to determine the business, financial, technological, and other capabilities and stability of the proposed sublicensee, and true copies of the agreement or agreements to be entered into with the sublicensee.

18.02 GRANTOR shall within a reasonable time after submission of all of the foregoing, approve or disapprove the proposed sublicensee. GRANTOR is under no obligation to approve of any proposed sublicensee. GRANTOR may unreasonably withhold approval of any sublicensee and his approval or disapproval shall be subject to his complete discretion and fiat.

18.03 Any sublicense agreement shall incorporate the terms of this Agreement and shall, inter alia, require that the sublicensee acknowledge the primacy and validity of this Agreement, require the sublicensee upon written notice from GRANTOR to make payments required hereunder directly to GRANTOR, and provide for audit rights of the sublicensee by GRANTOR equivalent to those provided in this Agreement.

XIX. GOVERNING LAW

19.01 This Agreement shall be interpreted and construed, and the legal relations created herein shall be determined, in accordance with the laws of the State of Texas.

XX. NOTICES

20.01 Notices, reports, statements, payments, etc. required or permitted under this Agreement shall be in writing and shall for all purposes deemed to be fully given and received upon deposit with the United States Post Office if sent by certified mail, postage prepaid, to the respective parties at the following addresses:

to GRANTEE:	Coil Tubing Technology Holdings, Inc. 19515 Wied Road, Suite E Spring, Texas 77388
to GRANTOR:	Jerry L. Swinford 19515 Wied Road, Suite E Spring, Texas 77388

20.02 Either party hereto may change its address for the purposes of this Agreement by giving to the other party written notice of its new address.

XXI. GENERAL ASSURANCES

21.01 The parties agree to execute, acknowledge and deliver all such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

XXII. COUNTERPARTS

22.01 This Agreement may be executed in one or more counterparts, each of which shall be treated and deemed an original, but all of which together shall constitute one and the same document.

XXIII. EFFECTIVE DATE

23.01 This Agreement, regardless of the date of its execution shall be effective as of July 1, 2007.  Such date is referred to herein as the “Effective Date.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 1st day of July, 2007.

GRANTEE:	Coil Tubing Technology Holdings, Inc. /s/ Jerry Swinford Jerry L. Swinford, President
GRANTOR:	/s/ Jerry Swinford Jerry L. Swinford

Exhibit B

WAIVER OF ROYALTIES

This Agreement is made and entered into this 1st day of July, 2007, by and between Jerry L. Swinford ("Swinford"), a natural person residing in Houston, Harris County Texas, and Coil Tubing Technology Holdings, Inc. (“CTT Holdings”), a Nevada corporation with a mailing address of 19511 Wied Road, Suite E, Spring, Texas 77388.

Whereas, Swinford and CTT Holdings entered into a Licensing Agreement dated the 1st day of July, 2007, which granted CTT Holdings an exclusive license in various devices and methods described therein.

Whereas, the Licensing Agreement required CTT Holdings to make various Royalty payments to Swinford in exchange for and in consideration of his grant of an exclusive license to CTT Holdings.

Whereas, Swinford and CTT Holdings have entered into an “Executive Compensation and Retention Agreement” (“Employment Agreement”). Pursuant to the Employment Agreement, Swinford has agreed to waive any royalties due to him during his employment.

Whereas, it is anticipated that Swinford will continue to develop intellectual property which will be exploited by CTT Holdings and its subsidiaries. Such intellectual property is the subject matter of a Licensing Agreement between CTT Holdings and Swinford.

Whereas, it is in the Parties best interest to clarify the ownership of such intellectual property and their rights, obligations and responsibilities related thereto.

Whereas, CTT Holdings is desirous of obtaining a waiver of its royalty payment requirements under the Licensing Agreement it has with Swinford and Swinford is desirous of retaining ownership of the intellectual property he develops while in the employ of CTT Holdings.

NOW, THEREFORE, in consideration of the payment by each party to the other of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the covenants and obligations hereinafter set forth to be well and truly performed, the Parties hereby agree as follows:

I. WAIVER OF ROYALTIES

1.01 Swinford hereby waives all royalties required to be paid under the Licensing Agreement between him and CTT Holdings dated July 1, 2007.

II. EFFECT OF WAIVER OR TERMINATION OF WAIVER

2.01 For so long as the waiver provided for herein is in effect, CTT Holdings will not be obligated to make any of the Royalty payments provided for in the Licensing Agreement between CTT Holdings and Swinford.

2.02 Immediately upon the occurrence of one of the events of termination described below, the waiver of royalty payments provided for in the Licensing Agreement between CTT Holdings and Swinford shall become due from such termination date and in subsequent periods as provided in such Licensing Agreement.

III. TERMINATION

3.01 Swinford’s waiver of royalty payments shall automatically cease in the event that CTT Holdings, its subsidiaries, or any other affiliated or related companies are adjudicated bankrupt, or upon the appointment of a receiver by a court of competent jurisdiction, assignment for the benefit of creditors, or levy of execution directly involving CTT Holdings, its subsidiaries, or any other affiliated or related companies.

3.02 If CTT Holdings, its subsidiaries, or any other affiliated or related company shall at any time commit any breach of any covenant, warranty or agreement herein contained, then Swinford may at his option, and in addition to any other remedies that he may be entitled to, terminate his waiver of royalty payments by notice in writing to such effect.

3.03 If, pursuant to the Employment Agreement, Swinford is no longer employed by CTT Holdings, regardless of the reason for such termination (death, disability, termination for cause or termination without cause), Swinford’s waiver of royalty payments shall automatically cease.

3.04 If Swinford ceases to be a member of the Board of Directors of CTT Holdings, Swinford’s waiver of royalty payments shall automatically cease.

3.05 Any termination of Swinford’s waiver of royalties shall not impair or prejudice any right or remedy that Swinford might otherwise have.

3.06 Notwithstanding any other provisions in this Agreement, subsequent to any termination event, Swinford may elect to continue his waiver of royalty payments in writing and after having been fully informed of the nature of the termination event.

IV. OWNERSHIP OF INTELLECTUAL PROPERTY

4.01 Subject to the Licensing Agreement between CTT Holdings and Swinford, any inventions, improvements, designs, notes, references incorporating or reflecting any of the intellectual property developed by Swinford as a result of him being employed by CTT Holdings, shall belong exclusively to Swinford.

4.02 Upon Swinford’s termination as an employee of CTT Holdings (or its subsidiaries) CTT Holdings shall provide Swinford with a complete list of any intellectual property in which it asserts an ownership interest. In making this determination, there will be a rebuttable presumption that any intellectual property developed during by Swinford as an employee, was the result of his effort, and therefore, his intellectual property pursuant to paragraph 4.01. Furthermore, such presumption will be conclusive as to any intellectual property wherein Swinford is indicated as the “inventor,” “designer,” “developer” or the like on a document, filing or application to the United States Patent Office or similar governmental agency in another jurisdiction.

4.03 Nothing within this agreement shall abrogate CTT Holdings’, or its subsidiaries, obligations to pay fees or expenses as described in the Licensing Agreement between Swinford and CTT Holdings.

V. NON ASSIGNABILITY

5.01 Swinford cannot assign any of the rights he has under the Licensing Agreement between him and CTT Holdings without the prior written consent of the Board of Directors of CTT Holdings. Such written consent may not be unreasonable withheld.

VI. SEVERABILITY

6.01 Should any part or provision of the Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

6.02 In any litigation involving this Agreement, any court having jurisdiction thereof is authorized to reform the agreement to conform as closely as possible to the original intent of the parties with respect to any subject matter found to be unenforceable or in conflict with any law.

VII. LIMITATION ON EFFECT OF WAIVER

7.01 A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

VIII. ENTIRE AGREEMENT

8.01 This Agreement sets forth the entire agreement and understanding of the parties relating to subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by a definition, condition, warranty, or representation other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the party to be bound thereby.

IX. GOVERNING LAW

9.01 This Agreement shall be interpreted and construed, and the legal relations created herein shall be determined, in accordance with the laws of the State of Texas.

X. NOTICES

10.01 Notices, reports, statements, payments, etc. required or permitted under this Agreement shall be in writing and shall for all purposes deemed to be fully given and received upon deposit with the United States Post Office if sent by certified mail, postage prepaid, to the respective parties at the following addresses:

to CTT Holdings:	CTT Holdings, Inc.
19511 Wied Road, Suite E
Spring, Texas 77388

to Swinford:	Jerry L. Swinford
19511 Wied Road, Suite E
Spring, Texas 77388

10.02 Either party hereto may change its address for the purposes of this Agreement by giving to the other party written notice of its new address.

XI. GENERAL ASSURANCES

11.01 The parties agree to execute, acknowledge and deliver all such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

XII. COUNTERPARTS

12.01 This Agreement may be executed in one or more counterparts, each of which shall be treated and deemed an original, but all of which together shall constitute one and the same document.

XIII. EFFECTIVE DATE

13.01 This Agreement, regardless of the date of its execution, shall be effective as of ______________, 2007. Such date is referred to herein as the “Effective Date.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 1st day of July, 2007.

Coil Tubing Technology Holdings, Inc.

BY: /s/ Jerry Swinford
Jerry Swinford, President

/s/ Jerry Swinford
Jerry L. Swinford